Exhibit 10.1

METROPOLITAN LIFE INSURANCE COMPANY

Mortgage Loan Application

Borrower applies for, and agrees to accept from Metropolitan Life Insurance Company (“MetLife”) the mortgage loan described below (“Loan”), on the terms and conditions set forth below and in the Closing Requirements which have been delivered to Borrower.

TERMS

Application Number:	Loan Amount: An amount determined pursuant to the terms of subsection 34, but not to exceed $220,000,000.	Annual Interest Rate: 70 Basis Points above LIBOR as Determined below	Expiration Date: 90 days after the Delivery Date

Application Fee: $550,000 (0.25%)	Processing Fee: $None	Deposit: $200,000

Borrower represents that it is:

SHR St. Francis, L.L.C., a Delaware limited liability company whose sole member is Strategic Hotel Funding, L.L.C.

Address:

77 West Wacker, Suite 4600, Chicago, IL 60601

Taxpayer ID Number: TBD

Determination of Annual Interest Rate: The Annual Interest Rate shall be the sum of (i) .70% plus (ii) the one-month “LIBOR Rate” (as hereinafter defined) as of approximately 11:00 am London time on the second Business Day prior to the Closing. MetLife shall notify the Borrower of such initial Annual Interest Rate on or before the Closing, which initial Annual Interest Rate shall be effective as of the Closing. The Annual Interest Rate will be reset by MetLife, effective the first day of the second month following the month during which the Closing occurs, and effective the first day of the first month of each successive one-month period thereafter during the term of the Loan (the “Rate Reset Dates”). The Annual Interest Rate will be reset as aforesaid to the rate equal to the sum of (i) .70%) plus the one-month LIBOR Rate as of approximately 11:00 am London time on the second Business Day prior to each of the Rate Reset Dates. “Delivery Date” means the date upon which MetLife receives this Application executed by Borrower in a form satisfactory to MetLife together with the Processing Fee and the Deposit. A “Business Day” is a day that both (x) commercial banks in London are open for international business (including dealings in U.S. dollar deposits) and (y) MetLife is open for business in New York City. The term “LIBOR Rate” as used herein shall mean the one-month London interbank offered rate for deposits in U.S. dollars rounded upwards if necessary to the nearest one one-hundredth (1/100th) of one percent appearing on the display designated as page 3750 on the Dow Jones Telerate Service, or such other page as may replace page 3750 on that service (or, such other service as may be nominated as the information vendor by the British Bankers’ Association for the purpose of displaying British Bankers’ Association interest settlement rates for U.S. dollar deposits as the composite offered rate for London interbank deposits). If the aforementioned sources of the LIBOR Rate are no longer available, then the term “LIBOR Rate” shall mean the one-month London interbank offered rate for deposits in U.S. dollars rounded upwards if necessary to the nearest one one-hundredth (1/100th) of one percent as shown on the appropriate Bloomberg Financial Markets Services Screen or any successor index on such service under the heading “USD”.

Repayment Terms: Borrower shall pay interest only in advance on the date of Closing and shall then pay interest-only in arrears, on the first day of the second month following the Closing and thereafter Borrower shall make payments of interest only on the first day of each month following the Closing. The entire outstanding principal balance of the Loan together with all accrued interest and all other sums due under the Loan Documents, shall be paid on the first day of the 25th month following the Closing (the “Maturity Date”) unless the Maturity Date is extended pursuant to the terms of Provision 28 hereof. Interest shall be calculated on a daily basis of the actual number of days elapsed over a 360-day year.

Prepayment Privilege: The Loan may not be prepaid in whole or in part at any time prior to the Maturity Date except as follows. Commencing on the first day of the 7th month following the Closing, Borrower may prepay the entire outstanding principal balance of the Loan, accrued interest and all other sums due and payable under the Loan Documents (the “Indebtedness”) with a Prepayment Fee, on 10 days’ prior written notice to MetLife.

Liable Party: Strategic Hotel Funding, L.L.C., a Delaware limited liability company. At all times during the term of the Loan (including during any extended loan terms) pursuant to the exercise of any Extension Options), Strategic Hotels and Resorts, Inc. will own at least 51% of the equity of the Liable Party and Control the Liable Party and Strategic Hotels and Resorts, Inc. will maintain a market capitalization of no less than $1,000,000,000.

Addresses of Liable Party: 77 West Wacker, Suite 4600, Chicago, IL 60601

Improvements:

Hotel consisting of 1,195 guest rooms, including approximately 40,035 square feet of retail space and a parking garage containing approximately 225 spaces.

Size, Location and Address of Real Property:

Approximately 1.8 acres of land located at 335 Powell Street, San Francisco, CA

Insurance: As long as SHR St. Francis, L.L.0 is the Borrower and Strategic Hotel Funding is the Liable Party under the Loan, insurance coverage provided under policies of insurance with the types and amounts of coverage set forth below submitted to MetLife and to be Approved by MetLife at Closing (collectively, the “Initial Insurance Policy”) and any renewal or extension of the Initial Insurance Policy with the same types and amounts of coverage shall be deemed to comply with the requirements for insurance herein and in Transaction Documents.

Full Replacement Cost: $ [See Schedule A attached to Closing Requirements] including $ [See Schedule A attached to Closing Requirements] for Personal Property.

Boiler and Machinery: $ [See Schedule A attached to Closing Requirements]

Business Income: $[See Schedule A attached to Closing Requirements]

Commercial General Liability: $[See Schedule A attached to Closing Requirements]

Earthquake Insurance: $ [See Schedule A attached to Closing Requirements]

Provision 12 of the Closing Requirements provides more details of the insurance requirements.

Borrower is advised of the provisions of California Civil Code Section 2955.5(a), which provides that “No lender shall require a borrower as a condition of receiving or maintaining a loan secured by real property, to provide hazard insurance coverage against risks to the improvements on that real property in an amount exceeding the replacement value of the improvements on the property”.

Mortgagee Designation:

Metropolitan Life Insurance Company,

its affiliates and/or successors and assigns

10 Park Avenue

Morristown, New Jersey 07962

Attention: Insurance Manager

Broker or Loan Originator (individually or collectively, “Broker”): Eastdil-Secured	Additional Application Provisions: Nos. 21 through 42.

PROVISIONS

1. Closing. If the Application Provisions, Additional Application Provisions and Closing Requirements have been fulfilled on or before the Expiration Date set forth on page 1, the initial disbursement of the Loan, if any funds are disbursed on the Closing Date, and recording of the Mortgage in the official records of the county in which the Property is located (such recording shall constitute the “Closing” and the date on which such recording occurs shall constitute the “Closing Date”) shall occur on June 25, 2006. Borrower shall provide MetLife written notice of the amount of the initial disbursement of the Loan, if any, not less than 5 business days prior to the Closing Date. The balance of the Loan proceeds shall be disbursed in not more than two additional disbursements as provided in Provision 39 hereof (each, a “Subsequent Funding”) on a date or dates (each a “Subsequent Funding Date”) to be specified in Borrower’s written notice to MetLife not less than fifteen (15) business days prior to the Subsequent Funding Date. In no event shall a Subsequent Funding or a Subsequent Funding Date occur more than ninety (90) days following the Closing Date (the “Subsequent Funding Expiration Date”). MetLife may grant participations in the Loan or otherwise securitize the Loan provided MetLife remains the master servicer for the Loan.

2. Property. The term “Property” shall mean the Real Property, the Personal Property and the Intangible Property collectively. “Real Property” shall mean the land which is described in the Terms (although the actual description of the land will be set forth in the Mortgage) and the Improvements described on page 1 and all other improvements located on the land, and all fixtures, together with all easements and appurtenances. “Personal Property” shall mean the appliances, equipment, machinery, furnishings, furniture and other personal property (including intellectual property) at any time located on or used in connection with the Real Property, other than trade fixtures and other personal property of tenants, including any replacements or additions to such personal property. “Intangible Property” shall mean Borrower’s interest in all leases, policies of insurance, licenses, franchises, permits, goodwill, trade names, service contracts and other agreements and rights relating to the Real Property.

3. Documentation and Approvals by MetLife. Borrower shall execute a note which evidences the Indebtedness (the “Note”), a mortgage, deed to secure debt, or deed of trust to secure the Note (the “Mortgage”), an assignment of leases (the “Assignment”), an environmental unsecured indemnity agreement (the “Indemnity Agreement”) and such other documents as MetLife deems appropriate for the Loan. In addition, at the election of MetLife, the Liable Party shall execute a guaranty to guaranty the obligations of Borrower with respect to (a) the recourse provisions of the Loan which are set forth in Provision 4(f) of this Application and (b) the Indemnity Agreement (the “Guaranty”). The Note, Mortgage, Assignment, and such other documentation as MetLife may require in connection with the Loan are collectively referred to as “Loan Documents”. The Indemnity Agreement and Guaranty are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents. The Loan Documents, the Indemnity Agreement and the Guaranty (collectively, the “Transaction Documents”) shall be in a form Approved by MetLife. Whenever reference is made in this Application or in the Closing Requirements to “MetLife’s Approval” or “Approved by MetLife”, unless otherwise specified, each term means accepted or approved in the commercially reasonable discretion of MetLife as evidenced in writing by an officer of MetLife.

4. Specific Provisions in Loan Documents. In addition to any other provisions that MetLife may require, the Note and/or Mortgage shall provide for the following:

a. Late Charge and Default Interest. Payment by Borrower of a late charge of 3% of any amount which is not received within 7 days of the due date of such payment and default interest upon a default at the lesser of an annual rate equal to 400 basis points plus the Annual Interest Rate, or the highest interest rate permitted under applicable law.

b. Default Prepayment Fee and Prepayment Fee. Borrower will not have any right to prepay the Note, in whole or in part, except as may be expressly provided in the Loan Documents. If a prepayment of all or any part of the Note is made following an acceleration of the Maturity Date, or in connection with a purchase of the Property at a foreclosure sale, then to compensate MetLife for the loss of the investment, Borrower shall pay an amount equal to the Default Prepayment Fee. The “Default Prepayment Fee” shall be equal to the greater of (a) the present value of all remaining Partial Monthly Payments of Interest (as defined below), discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate, compounded semi-annually, or (b) one percent (1%) of the amount of the principal being prepaid. A “Partial Monthly Payment of Interest” shall be defined as the outstanding principal balance of the Loan multiplied by .70%, divided by 360, multiplied by 365 and divided by 12. The “Treasury Rate” shall be the annualized yield on securities issued by the United States Treasury having a maturity equal to the remaining stated term of the Note, as quoted in the Federal Reserve Statistical Release [H. 15 (519)]under the heading “U.S. Government Securities - Treasury Constant Maturities” for the date which is 5 Business Days prior to the date on which prepayment is being made. If this rate is not available on such date, the Treasury Rate shall be determined by interpolating between the yield on securities of the next longer and next shorter maturity. If the Treasury Rate is no longer published, MetLife shall select a comparable rate. MetLife will, upon request, provide an estimate of the amount of the Prepayment Fee two weeks before the date of the scheduled prepayment for purposes of this provision 4(b). The number of “remaining” Partial Monthly Payments of Interest to be used in the calculation of the Default Prepayment Fee shall be equal to the number of remaining monthly installments of interest due on the Loan to and including the Maturity Date.

The “Prepayment Fee” shall be equal to sixty-five basis points of the principal being prepaid (0.65%) during months 7-12; then thirty-five basis points of the principal being prepaid (0.35%) during months 13-18; then par thereafter.

c. Deposits for Impositions and Insurance Premiums. Borrower will make monthly deposits of all real estate and other taxes, assessments (collectively, “Impositions”) and insurance premiums in an amount equal to one-twelfth (1/12) of the annual charges for these items as reasonably estimated by MetLife until such time as Borrower has deposited an amount equal to the annual charges for these items. Borrower shall pay Impositions and insurance premiums thirty (30) days’ prior to their due date unless Borrower has paid deposits for such amounts to MetLife. The deposits shall be held by MetLife in an interesting bearing account, such interest to be credited to Borrower, and MetLife may commingle the deposits with other funds of MetLife.

d. Transfers. Except as provided in Provision 21, Borrower may not cause or permit: (i) any part of the Property or any interest in the Property, to be conveyed, transferred, assigned, encumbered, sold or otherwise disposed of, or (ii) any change in the individual(s) comprising, or in the partners, or stockholders, or members or beneficiaries of, Borrower from those represented to MetLife on the date of this Application, or (iii) any merger, reorganization, dissolution or other change in the ownership structure of Borrower or any of the general partners of Borrower, including, without limitation, any conversion of the Borrower or any general partner of Borrower from a general partnership to a limited partnership, a limited liability partnership or a limited liability company (collectively, “Transfers”), any such Transfers shall be an Event of Default under the Loan Documents. However, these prohibitions will not apply to (x) transfers of ownership as a result of the death, or in connection with estate planning, of a natural person to a spouse, son or daughter or descendant of either, or to a stepson or stepdaughter or descendant of either, or (y) subject to the applicable provisions of Paragraph 5 below, any leasing or subletting of the Leased Improvements (as defined in the Operating Lease) in accordance with the terms and conditions of that Operating Lease dated June 1, 2006, between Borrower and DTRS St. Francis, LLC, a Delaware limited liability company, (the “Operating Lessee”) as hereafter amended or supplemented (the “Operating Lease”).

e. Secondary Financing. Except as provided in Provisions 21, 37 and 38 or elsewhere herein, it will be an event of default under the Loan Documents if there is (i) any financing in addition to the Loan that is secured by a lien, security interest or other encumbrance of any part of the Property, or (ii) any pledge or encumbrance of a partnership, member, shareholder or other beneficial interest in Borrower (individually or collectively, “Secondary Financing”).

f. Exculpation of Borrower.

(1) Except as expressly set forth ‘in the balance of this Provision f or in the Indemnity Agreement or Guaranty, anything contained herein, in the Note or in any other Loan Documents to the contrary notwithstanding, no recourse shall be had for the payment of the principal or interest on the Note or for any other obligation hereunder or under the Transaction Documents against (i) any affiliate, parent company, trustee or advisor of Borrower, Operating Lessee, Liable Party, or owner of a direct or indirect beneficial or equitable interest in Borrower, Operating Lessee or Liable Party, any member in Borrower or Operating Lessee, or any partner, shareholder or member therein (other than against Liable Party pursuant to the Guaranty or Indemnity Agreement); (ii) any legal representative, heir, estate, successor or assign of any thereof; (iii) any corporation (or any officer, director, employee or shareholder thereof), individual or entity to which any ownership interest in Borrower, Operating Lessee or Liable Party shall have been transferred; (iv) any purchaser of any asset of Borrower or Operating Lessee; or (v) any other Person (except Borrower and Liable Party pursuant to the Guaranty), for any deficiency or other sum owing with respect to the Note. It is understood that the Note (except as set forth in the balance of this Provision f and in the Indemnity Agreement or Guaranty) may not be enforced against any person described in clauses (i) through (v) above (other than against Liable Party pursuant to the Indemnity Agreement or Guaranty as set forth in clauses (i) and (v) above) unless such person is independently liable for the obligations under the Loan Documents, the Indemnity Agreement, the Guaranty or other document relating to the Loan, and MetLife agrees not to sue or bring any legal action or proceeding against any such person in such respect. However, nothing contained in this subparagraph f or in the Transaction Documents shall:

(A) prevent recourse to the Borrower or, if and to the extent applicable, the Liable Party or the assets of Borrower, or, if an to the extent applicable, the assets of the Liable Party, or enforcement of the Mortgage or other instrument or document by which Borrower is bound pursuant to the Transaction Documents;

(B) limit MetLife’s rights to institute or prosecute a legal action or proceeding or otherwise make a claim against Borrower and/or the Liable Party for damages and losses to the extent arising directly or indirectly from any of the following or against the person or persons committing any of the following:

(i) fraud or intentional misrepresentation by Borrower, Operating Lessee and/or the Liable Party,

(ii) the misappropriation by Borrower, Operating Lessee or any affiliate of Borrower or Operating Lessee of any proceeds (including, without limitation, any Rents, security deposits, tenant letters of credit, insurance proceeds and condemnation proceeds), including (x) the failure to pay any such amounts to MetLife as and to the extent required under the Transaction Documents, (y) the collection of Rents for a period of more than 30 days in advance, and (z) such amounts received after an Event of Default and not applied to the Loan or in accordance with the Transaction Documents to operating and maintenance expenses of the Property,

(iii) the breach of any representation, warranty, covenant or indemnification provision in the Indemnity Agreement or in the Mortgage with respect to Hazardous Materials,

(iv) physical damage to the Property from intentional waste committed by Borrower, Operating Lessee or any affiliate of Borrower or Operating Lessee,

(v) any and all liabilities, obligations, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, causes of action, suits, claims, demands and adjustments of any nature or description whatsoever) which may at any time be imposed upon, incurred by or awarded against MetLife, in the event (and arising out of such circumstances) that Borrower should raise any defense, counterclaim and/or allegation in any foreclosure action by MetLife relative to the Property, or in any claim or action by MetLife relative to the assignment of Borrower’s rights to the Interest Rate Cap Agreement (including the right to receive any proceeds derived therefore) or any part thereof, which is found by a court of competent jurisdiction to have been raised by Borrower or Operating Lessee in bad faith or to be without basis in fact or law,

(C) limit MetLife’s rights to recover damages to the extent arising from Borrower’s or Operating Lessee’s failure to comply with the provisions of the Mortgage pertaining to ERISA,

(D) limit MetLife’s right, ,to recover all amounts due and payable pursuant to Sections 11.06 and 11.07 of the Mortgage [the provisions of the Mortgage which refer to out of pocket expenses incurred by MetLife] and any amount expended by MetLife in connection with the foreclosure of the Mortgage,

(E) limit MetLife’s rights to enforce any leases entered into by Borrower or its affiliates as tenant, guarantees, or other agreements entered into by Borrower in a capacity other than as borrower or any policies of insurance; or

(F) limit MetLife’s rights to recover from Borrower damages and losses to the extent arising directly or indirectly from the failure of Borrower or Operating Lessee to pay any deductible or self insured amounts under the Initial Insurance Policy relating to earthquake, or any extension or renewal thereof; provided however, that MetLife shall have no right to recover such damages and losses described in this subparagraph f.l(F) from the Liable Party.

(2) Notwithstanding the foregoing, this limitation of liability shall not apply and the Loan will be a fully recourse Loan to Borrower and to Liable Party:

(A) in the event of any Transfer of the Property in violation of this Loan Application or in the event Borrower or Operating Lessee enters into any indebtedness for borrowed money which is secured by a lien, security interest or other encumbrance of any part of the Property, other than the Loan and any related obligations to MetLife or except either allowed by this Loan Application or Approved by MetLife;

(B) if (i) Borrower, Operating Lessee or Liable Party commences a voluntary bankruptcy or insolvency proceeding under the Bankruptcy Code which is not dismissed within 90 days of filing, or (ii) an involuntary- case is commenced against Borrower, Operating Lessee or Liable Party under the Bankruptcy Code which is not dismissed within 90 days of filing, or (iii) an involuntary case is commenced against Borrower or Operating Lessee under the Bankruptcy Code with the collusion of Borrower or Operating Lessee, Liable Party or any of their affiliates or related entities, or (iv) a petition for relief is filed with respect to Borrower or Operating Lessee or Liable Party under the Bankruptcy Code through the actions of Borrower or Operating Lessee, Liable Party or any of their affiliates or related entities which is not dismissed within 90 days of filing. Notwithstanding the previous sentence, neither Borrower nor Liable Party shall be personally liable for payment of the Loan merely by reason of an involuntary bankruptcy (irrespective of its duration) as to which the following conditions are satisfied (1) such involuntary bankruptcy is not solicited, procured or supported by Borrower or any Related Person (defined below); there is no debt or other obligation and there are no creditors, in any case which are prohibited by the Loan Documents; (3) Borrower and each Related Person in such involuntary bankruptcy proceeding will consent to and support and perform all actions requested by MetLife to obtain relief from the automatic stay and to obtain adequate protection for MetLife; (4) none of the Borrower nor any Related Persons shall propose or in any way support any plan of reorganization which in any way modifies or seeks to modify any provisions of the Loan Documents or any of MetLife’s rights under the Loan documents; and (5) none of Borrower nor any Related Persons shall propose or consent to any use of cash collateral except with MetLife’s consent, which may be withheld in MetLife’s sole discretion. As used herein, a “Related Person” shall mean (a) any guarantor or other person or entity which is liable in any way (including contingently liable) for any part of the Loan, (b) person or entity which has any direct or indirect interest in Borrower or in which Borrower has any direct or indirect interest, or (c) any person who, by reason of any relationship with any of the foregoing, would be reasonably expected to a ct in accordance with the request of any of the foregoing.

(3) Notwithstanding the foregoing, MetLife agrees that its sole recourse against any Operating Lessee for such Operating Lessee’s obligations hereunder or under the other Loan Documents shall be to the collateral owned by such Operating Lessee and pledged to MetLife pursuant to the terms of the Transaction Documents; provided however, the foregoing shall not limit MetLife’s rights against Borrower and/or Liable Party with respect to the obligations of Operating Lessee to the extent otherwise permitted under the Loan Documents.

(4) At the election of MetLife, the Liable Party shall, by entering into the Guaranty, guaranty the obligations under this Provision 4(f).

g. Transfer of Loan. The Loan Documents shall provide that MetLife may, at any time, sell, transfer or assign the Loan, the Loan Documents, the Indemnity Agreement and the Guaranty, and its servicing rights with respect to the Loan (except in connection with the a Securitization, in which event MetLife shall retain its servicing rights), grant participations in the Loan, or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in the Loan (the “Securities”) in a rated or unrated public offering or private placement (such issuance of Securities is referred to herein as a “Securitization”, which together with each of the foregoing actions is referred to herein as a “Loan Transfer”); provided that Borrower and Operating Lessee will not in any event be required to incur, suffer or accept (except to a de minimis extent) (i) any lesser rights or greater obligations than as currently set forth in the Loan Documents and (ii) any expense or any liability in connection with such Loan Transfer. MetLife shall use commercially reasonable efforts to provide Borrower 30 days advance notice of any Securitization (a “Securitization Notice”). MetLife may forward to each purchaser, transferee, assignee, servicer, participant, investor or prospective investor in such Securities (collectively, the “Investor”), or any “Rating Agency” rating or assigning value to such Securities, or prospective Investor all documents and information MetLife has with respect to the Loan. Borrower and the Liable Party, if any, shall furnish and consent to MetLife furnishing this information pertaining to the Loan, the Property, the Leases and the financial condition of Borrower, the Liable Party, and the Property as MetLife, the Investor or Rating Agency may request Borrower and Liable Party shall provide an estoppel certificate or any other documents to the Investor or the Rating Agency as may be reasonably required by MetLife. “Rating Agency” shall mean any credit rating agency which rates or assigns values to Securities.

h. Reports. Borrower shall deliver to MetLife in a form satisfactory to MetLife (in addition to other financial reports related to the Property which may be required) (i) an annual statement of all income of the Property and all Property expenses, and a then current rent roll, each in electronic form, (ii) quarterly operating statements for the Property and (iii) an annual operating budget for the Property for the upcoming one (1) year period at least fifteen (15) days prior to the beginning of each calendar year.

5. Leases.

a. Form of Lease. All existing leases and leases entered into after the Closing (the “Leases”) and the Operating Lease shall be assigned to MetLife as security for the Loan. All Leases (which is exclusive of the Operating Lease) shall be on a standard form of lease which shall be subject to MetLife’s Approval. Leases entered into after the Closing which are not on the standard form or which do not comply with the Leasing Guidelines (as defined below) must be approved by MetLife. Any modifications or amendments to the Operating Lease must be Approved by MetLife; provided however, that Borrower and Operating Lessee may without MetLife’s Approval agree to non-material modifications or amendments to the Operating Lease which do not materially alter the obligations of Borrower as Operating Lessor, grant Operating Lessee any rights or powers with respect to the Property that are inconsistent with the rights and obligations of Borrower under the Loan Documents, or grant or confer upon any third party any of the rights, benefits or obligations under the Operating Lease, including without limitation any right to receive any of the income, revenue or profits of the Property.

b. Leasing Guidelines. The Mortgage will contain “Leasing Guidelines” which will include (i) minimum and maximum lease terms, (ii) minimum annual rent payable per square foot for retail leases and (iii) a provision requiring that all payments of rent, additional rent or any other amounts due from a tenant to a landlord under a Lease shall be made in money of the United States of America that at the time of payment shall be legal tender for the payment of all obligations. Except as otherwise Approved by MetLife, each net Lease shall contain provisions requiring the tenant to pay its proportionate share of operating expenses and taxes and all other Leases shall contain provisions requiring the tenant to pay, after the first year, its proportionate share of increases in taxes and operating expenses. The Operating Lease shall not be subject to the Leasing Guidelines or the provisions of this subparagraph b, provided however that any leasing or subleasing of all or any part of the Leased Improvements as defined in the Operating Lease pursuant to the Operating Lease shall be subject to the Leasing Guidelines.

c. Subordination. All Leases and the Operating Lease shall be subordinate to the lien of the Mortgage and shall provide that MetLife may elect to make the Leases superior to the Mortgage and to require the tenant to attorn to MetLife. At Borrower’s written request and expense, MetLife shall provide a non-disturbance agreement on its standard form to any tenant under a Lease approved by MetLife. Any tenant to whom non-disturbance is granted shall execute MetLife’s standard form of non-disturbance agreement.

6. Indemnity Agreement. The Indemnity Agreement will indemnify and hold MetLife harmless from any losses, costs, damages or liabilities (including without limitation, reasonable attorneys’ fees and disbursements and/or reasonable environmental investigation costs and fees) to the extent arising directly or indirectly from the presence of hazardous materials on or under the Property, including costs incurred in enforcement proceedings. The Indemnity Agreement shall survive repayment of the Loan or other termination of the Mortgage and is not a Loan Document.

At the election of MetLife, the Liable Party shall, by entering into the Guaranty, guaranty the obligations under this provision.

7. ERISA Representations. The Loan Documents shall contain a provision in substantially the following form, effective as of the date of the Closing:

Borrower hereby represents, warrants and agrees that (i) it is acting on its own behalf and that it is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title 1 of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as a “Plan”), (ii) Borrower’s assets do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section, 2510.3-101 and (iii) it will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets”.

8. Representations of Borrower. Borrower represents that, and agrees to furnish MetLife on request evidence confirming that: (i) no partner, member or stockholder of Borrower is an officer or director of MetLife or is a son, daughter, mother, father or spouse of an officer or director of MetLife; (ii) neither Borrower nor any partner, member or stockholder of Borrower is, and no legal or beneficial interest in a partner, member or stockholder of Borrower is or will be held, directly or indirectly by: (a) a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, and the amendments of such Code or Regulations as promulgated pursuant to such Code and the Borrower is not a “disregarded entity” within the meaning of such Code or Regulations; [in the event Borrower is a “disregarded entity” within the meaning of such Code or Regulations the Borrower shall cause its “beneficial owner” within the meaning of such Code or Regulations to represent that, and to furnish evidence confirming that, such “beneficial owner” is not a “foreign person”]; or (b) a person or entity that appears on a list of individuals and/or entities for which transactions are prohibited by the US Treasury Office of Foreign Assets Control or any similar list maintained by any other governmental authority, with respect to which entering into transactions with such a person or entity would violate the US Patriot Act or regulations or any Presidential Executive Order or any other similar applicable law, ordinance, order, rule or regulation; (iii) the information and statements contained in this Application are true and correct in all material respects; and (iv) the parties that shall execute the Loan Documents on behalf of Borrower shall have the legal capacity and authority to execute the documents.

9. Application Fee and Processing Fee. A cashier’s or certified check in the amount of the Application Fee also accompanies this Application. If MetLife accepts this Application, the Application Fee shall be retained by MetLife as its fee for the issuance of the Commitment. If MetLife does not accept this Application, the Application Fee shall be returned to Borrower except for any out of pocket expenses incurred by MetLife in connection with this Application or the Closing Requirements. A cashier’s or certified check in the amount of the Processing Fee accompanies this Application. Borrower acknowledges that the Processing Fee has already been earned by MetLife and that no portion of this fee will be returned under any circumstances whatsoever.

10. Deposit. A cashier’s or certified check for the Deposit accompanies this Application. The Deposit may also be in the form of a clean irrevocable sight draft letter of credit, issued by a bank and in a form Approved by MetLife. The Deposit will be returned to Borrower on the date of the Closing, subject to MetLife’s right to keep the Deposit in the circumstances described below. Borrower agrees that the acceptance of the Deposit does not constitute an acceptance of this Application by MetLife. If MetLife does not accept this Application, the Deposit shall be returned to Borrower except for any out of pocket expenses incurred by MetLife in connection with this Application or the Closing Requirements which exceed the amount of the Application Fee.

METLIFE WELL BE ENTERING INTO CONTRACTS WITH OTHER PARTIES IN RELIANCE UPON BORROWER’S FULFILLMENT OF BORROWER’S OBLIGATIONS UNDER THIS APPLICATION, INCLUDING AGREEMENTS WITH RESPECT TO THE FIXING OF THE INTEREST RATE PRIOR TO THE FUNDING OF THE LOAN. IF BORROWER ATTEMPTS TO REVOKE THIS APPLICATION PRIOR TO THE DATE OF ITS ACCEPTANCE BY METLIFE OR IF METLIFE ACCEPTS THIS APPLICATION, AND THE TERMS OF THIS APPLICATION AND THE CLOSING REQUIREMENTS ARE NOT COMPLETED OR SATISFIED BY THE EXPIRATION DATE AND METLIFE DOES NOT DISBURSE THE LOAN, METLIFE SHALL BE ENTITLED TO LIQUIDATED DAMAGES IN AN AMOUNT EQUAL TO THE AMOUNT OF THE DEPOSIT. THESE LIQUIDATED DAMAGES ARE INTENDED TO COMPENSATE METLIFE FOR LOSSES SUSTAINED ON ITS OTHER CONTRACTS, TIME SPENT, LABOR AND SERVICES PERFORMED, LOSS OF INTEREST AND ANY OTHER LOSS WHICH MIGHT BE INCURRED BY METLIFE IN CONNECTION WITH THIS TRANSACTION. BOTH PARTIES AGREE THAT METLIFE’S DAMAGES AS A RESULT OF A DEFAULT ARE NOT FULLY CAPABLE OF BEING ASCERTAINED AT THIS TIME AND THE AMOUNT OF LIQUIDATED DAMAGES REPRESENTS BORROWER’S AND METLIFE’S BEST ESTIMATION AT THIS TIME OF THESE DAMAGES. HOWEVER, NOTHING CONTAINED IN THIS PROVISION SHALL RELEASE BORROWER FROM OR LIMIT THE LIABILITY OF BORROWER FOR THE COSTS AND EXPENSES SET FORTH IN PROVISION 11 OF THIS APPLICATION.

11. Expenses. Borrower shall be responsible for payment of all fees, costs, and expenses incurred by MetLife and/or Borrower in connection with the Loan and the transactions contemplated by this Application, including without limitation all survey costs, costs of inspections and reports required in this Application or in the Closing Requirements, appraisal fees, brokerage commissions, title charges, title insurance premiums, recording charges, architect’s, ‘engineer’s, environmental consultant’s and reasonable attorney’s fees and expenses, taxes and revenue stamps applicable to the Note and/or Mortgage, travel expenses of MetLife’s Architectural and Engineering Services employees and, a real estate tax service contract. These expenses shall be paid by Borrower even if MetLife does not accept this Application or, if this Application is accepted and MetLife does not disburse the Loan, unless the failure to disburse constitutes a default by MetLife. Borrower’s obligation for the expenses set forth in this provision is in addition to its obligation to pay the Application Fee, Processing Fee and Deposit.

12. Broker. Borrower represents that Broker is its broker in connection with this Application and agrees to pay the fees of Broker. MetLife shall have no obligation for, and Borrower shall indemnify and hold MetLife harmless from, the payment of any brokerage commissions or fees of any kind and any legal fees and/or expenses incurred by MetLife in connection with any claims for brokerage commissions or fees with respect to this Application or the Loan. Borrower acknowledges that MetLife may be affiliated with, or may have been involved in other transactions with Broker, and Borrower agrees that it shall have no rights against MetLife or defenses to Borrower’s obligations under this Application or under the Loan Documents because of any such relationship.

13. Prohibitions on Assignment. Borrower may not assign or otherwise transfer its rights under this Application whether voluntarily or by operation of law without MetLife’s Approval, which may be given or withheld in its sole discretion. Any assignment or transfer without MetLife’s Approval, which may be given or withheld in its sole discretion, or any change in Borrower’s structure (if Borrower is a legal entity other than an individual), including but not limited to, a change in partners, or stockholders, or members, or trustees or beneficiaries, or their respective interests, without MetLife’s

Approval, shall constitute a default and release MetLife from its obligations under this Application or the Commitment. MetLife may, at its option, assign this Application to, or enter into co-lending arrangements with, its subsidiaries and/or affiliates.

14. Governing Law. The rights and obligations of the parties with respect to this Application, the Closing Requirements and any Commitment resulting from the acceptance by MetLife of the offer contained in this Application, shall be determined in accordance with the laws of the state of New York. The rights and obligations of the parties with respect to the Loan Documents, the Indemnity Agreement and the Guaranty shall be determined in accordance with the laws of the state in which the Property is located.

15. Waiver of Defaults,. All waivers of any breach or default must be in writing to be effective. No waiver shall be deemed or construed to be a waiver of any other breach or default. The failure on the part of either party to complain of any act, or failure to act, or to declare the other party in default shall not constitute a waiver by such party of its rights under this Application or the Closing Requirements.

16. Entire Agreement; Amendment. This Application and the Closing Requirements contain the entire agreement and understanding of the parties with respect to the Loan. All prior discussions, negotiations, commitments, and understandings related to the Loan are merged into this Application and the Closing Requirements. Except for the exercise of unilateral rights which are granted to a party under this Application or the Closing Requirements, this Application cannot be changed, modified or amended except by an instrument in writing signed by the affected party. Titles used in this Application and the Closing Requirements are for convenience only and neither limit nor amplify their provisions.

17. Time is of the Essence. Time is of the essence with respect to the performance of Borrower’s obligations contained in this Application and the Closing Requirements.

18. Additional Application Provisions. The attached Additional Application Provisions which are referred to in the Terms are incorporated into and made part of this Application.

19. Closing Requirements. If MetLife accepts this Application, its obligations under the Commitment shall be conditioned upon the fulfillment by Borrower of the terms of this Application as well as each of the Closing Requirements.

20. Irrevocable Offer. This Application constitutes an offer to borrow which shall be irrevocable by Borrower for a period of 30 days following the date this Application has been received by MetLife. MetLife may accept this offer by signing in the space provided on the enclosed copy and mailing the signed copy to Borrower. If MetLife accepts this offer to borrow, this Application shall constitute a Commitment that shall be binding upon Borrower and MetLife and enforceable by both parties. If MetLife does not accept this offer within this 30 day period, this Application shall be void (except provisions that impose obligations on the Borrower even if this Application is not accepted) unless MetLife, having the sole option to do so, extends the period in which this Application is irrevocable and the Expiration Date for 40 days by written notice to Borrower.

Dated: 6/15/06	SHR ST. FRANCIS, L.L.C.
a Delaware limited liability company

	By:	/s/ Ryan M. Bowie
	Its:	Assistant Treasurer

MetLife hereby accepts this Application this 27 day of June, 2006.

METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation

By:	/s/ Joel R. Redmon
Its:
Title:

ECOA Notice. If this Application is not accepted by MetLife, Borrower has the right to a written statement of the specific reasons for the non-acceptance. To obtain the statement, please contact the person whose name, address and telephone number is set forth below as Borrower’s Loan Representative, within 60 days from the date Borrower is notified of MetLife’s decision. MetLife will send to Borrower a written statement of reasons for the denial within 30 days of receiving Borrower’s request for the statement.

Notice: The Federal Equal Credit Opportunity Act prohibits creditors from discriminating against credit applicants on the basis of race, color, religion, national origin, sex, marital status, age (provided the applicant has the capacity to enter into a binding contract); because all or part of the applicant’s income derives from any public assistance program; or because the applicant has in good faith exercised any right under the Consumer Credit Protection Act. The federal agency that administers compliance with this law concerning this creditor is the Federal Trade Commission - Equal Credit Opportunity - Washington, D.C. 20580.

USA Patriot Act Notice. In accordance with the USA Patriot Act, notice is hereby given that MetLife intends to obtain, verify and record information related to Borrower’s identity in connection with the transaction contemplated by this Application. In connection with the foregoing, Borrower hereby consents to MetLife seeking and obtaining information that will allow MetLife to verify Borrower’s identity including requesting identifying documents (such as in the case of an individual a driver’s license or other identifying documents), checking references with financial institutions and using commercially available information and databases to verify Borrower’s identity.

LOAN REPRESENTATIVE:

Jeanine Kranitz	Telephone: .650-638-7107
MetLife — Real Estate Investments
400 S. El Camino Real, Suite 800
San Mateo, CA 94402

ADDITIONAL APPLICATION PROVISIONS,

MetLife’s commitment to make the Loan and Borrower’s obligations hereunder are each subject to the following Additional Application Provisions. All terms used in these Additional Application Provisions have the same meaning as in the Application.

21. One Time Transfer Right and other Permitted Transfers.

a. The Mortgage shall provide that Borrower shall have a one time right to transfer the Property, subject to the following conditions: (i) there being no Event of- Default under the Loan Documents, the Indemnity Agreement or the Guaranty at the time of the transfer, (ii) MetLife’s Approval of the transferee, (iii) the transferee shall be able to make and shall make the ERISA representations set forth in the Loan Documents and in clauses (i) and (ii) of Provision 8 of this Application, (iv) the cash flow, in the opinion of MetLife, derived from the Property shall be no less than 2.25x times the annual payments required under the Loan, (v) the loan to value ratio of the Property at the time of the transfer shall not be greater than 50%, (vi) Borrower or the transferee shall pay a fee equal to one-half of one percent (0.50%) of the outstanding principal balance of the Note at the time of the assumption together with a processing fee in the amount of $10,000.00, (vii) the transferee shall expressly assume the Loan Documents and the Indemnity Agreement in a manner satisfactory to MetLife and additional Liable Parties acceptable to MetLife shall execute the Guaranty with respect to events arising or occurring from and after the date of the transfer, which additional Liable Parties must have (in the aggregate if more than one) a net worth of not less than $250 million, (viii) the transferee must have a net worth not less than $220 million, (ix) the transferee must be experienced in the ownership, management and leasing of properties similar to the Property, (x) Borrower or transferee shall pay all costs and expenses incurred by MetLife in connection with the transfer, including title insurance premiums, documentation costs and reasonable attorneys’ fees and (xi) if the Loan has been securitized, Lender shall have received confirmation that the assumption of the Loan by the transferee will not result in an adverse change in the rating of the Securities by the Rating Agency. No transfer shall release Borrower or Liable Party from their obligations under the Loan Documents, the Indemnity Agreement or the Guaranty with respect to events arising or occurring prior to the date of transfer. MetLife, in its reasonable discretion, may elect to document the assumption of the Loan with a new Promissory Note, Mortgage and such other transaction documents (“New Loan Documents”) as it reasonably deems necessary or desirable to be executed by such transferee, which New Loan Documents shall contain terms substantially identical to the terms of the existing Loan Documents, except as modified to reflect the transaction

For the purposes of complying with sub sections (ii), (viii) and (ix) of Provision 21 above only, MetLife hereby Approves a transfer of the Property under this Provision 21(a) to a single purpose entity wholly owned by a Permitted Transferee (defined below) or by an entity listed on Schedule B (“Pre-Approved Transferee”), provided that such transferee is not a Disqualified Transferee and complies with the representations, warranties and covenants contained in Provision 31 hereof (as if such transferee shall have remade all of such representations, warranties and covenants as of, and after giving effect to, the proposed transaction).

b. In addition to the transfer permitted pursuant to Provision 21(a), the holders of any direct or indirect interest in Borrower shall have right to transfer (but not pledge, hypothecate or encumber) its direct or indirect equity interest in Borrower to a Permitted Transferee without the consent of MetLife if the following conditions (A) through (D) are satisfied after giving effect to such transfer.

(A) the Property will continue to be directly owned by Borrower;

(B) Liable Party or a Close Affiliate of Liable Party owns directly or indirectly at least fifty one percent (51%) of the equity interests in each of the Borrower and/or Operating Lessee and the Person that is the proposed transferee is not a Disqualified Transferee;

(C) after giving effect to any such transfer, at all times, (i) Strategic Hotels Funding, L.L.C. remains as the Liable Party, and (ii) the Liable Party or a Close Affiliate of Liable Party Controls Borrower and/or Operating Lessee. In the event that Control shall be exercisable jointly by Liable Party or a Close Affiliate of Liable Party with any other Person or Persons, then Liable Party or such Close Affiliate shall be deemed to have Control only if Liable Party or such Close Affiliate retains the ultimate right as between the Liable Party or such Close Affiliate and such

(D) other Person to unilaterally make all material decisions with respect to the operation, management, financing and disposition of the Property; and

(E) Borrower shall pay all costs and expenses incurred by MetLife in connection with the transfer, including title insurance premiums, documentation costs and reasonable attorneys’ fees.

c. Notwithstanding the provisions of Provision 4d and 4e to the contrary, (1) under no circumstances shall there be any restriction or limitation with respect to the transfer of any direct or indirect legal, beneficial or direct or indirect equitable interest in Strategic Hotels & Resorts, Inc., and (2) subject to the terms and provisions of this Provision 21(c), there shall be no restriction or limitation in any respect to (and no Event of Default shall result or arise from) the sale, assignment, conveyance, or transfer, mortgage, hypothecation or other disposition or other encumbering of any direct or indirect legal, beneficial or direct or indirect equitable interest in Liable Party or any Person owning a direct or indirect interest therein provided that:

(A) at all times, Strategic Hotels Funding, LLC remains the Liable Party under the Loan, and the Liable Party or a Close Affiliate of Liable Party Controls Borrower and/or Operating Lessee;

(B) at all times, Strategic Hotels & Resorts, Inc. Controls the Liable Party;

(C) if there shall be a pledge, hypothecation or other encumbering of a direct or indirect ownership interest in Liable Party or any Person owning a direct or indirect interest therein (collectively, “Pledge”), such Pledge shall be in connection only with financing provided by a Qualified Institutional Investor, and any transfer of any direct or indirect legal, beneficial or direct or indirect equitable interest in Liable Party or any Person owning a direct or indirect interest therein as a result of default under such financing shall be to a Qualified Institutional Investor; and

(D) Borrower or transferee shall pay all costs and expenses incurred by MetLife in connection with the transfer, including title insurance premiums, documentation costs and reasonable attorneys’ fees.

Specifically, subject to the conditions of sub-clauses (A) through (D) of this Provision 21(c), the provisions of Provisions 4d and 4e shall not apply to the Revolver Loan. For purposes of this Loan Application, “Revolver Loan” shall mean that certain revolving credit facility from Deutsche Bank Trust Company Americas to Strategic Hotel Funding, L.L.C., evidenced by that certain Amended and Restated

Credit Agreement, dated as of November 9, 2005 (the “Original Revolver Loan”), among Strategic Hotel Funding, L.L.C., various financial institutions, as lenders specified therein, Deutsche Bank Trust Company Americas, as the administration agent and Wachovia Bank, National Association, as the syndication agent, as the same may be amended, restated, supplemented or otherwise modified or replaced from time to time, which Revolver Loan shall not at any time be secured by a lien, pledge or security interest or other encumbrance of any part of the Property.

d. Unless otherwise specifically referenced, the following terms shall have the following meanings for purposes of this Provision 21 only:

“Affiliate” shall mean a Person or Persons directly or indirectly, through one or more intermediaries, that Controls, is Controlled by or is under common Control with the Person or Persons in question.

“Control” and “Controlling” shall mean the ability, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise (including by being a managing member, general partner, officer or director of the person or entity in question), to both (A) direct or cause the direction of the management and policies of the Person in question, and (B) conduct the day-to-day business operations of the Person in question.

“Close Affiliate” shall mean with respect to any Person (the “First Person”) any other Person (each, a “Second Person”) which is an Affiliate of the First Person and in respect of which any of the following are true: (a) the Second Person owns, directly or indirectly, at least 75% of all of the legal, beneficial and/or equitable interest in such First Person, (b) the First Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in such Second Person, or (c) a third Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in both the First Person and the Second Person.

“Disqualified Transferee” shall mean any Person or any Affiliate of such Person that, (i) has (within the past ten (10) years) defaulted, or is now in default, beyond any applicable cure period, of its material obligations, under any written agreement with MetLife or any Affiliate of MetLife; (ii) has been convicted in a criminal proceeding for a felony or a crime involving moral turpitude or that is an organized crime figure or is reputed (as determined by the Servicer in its sole discretion) to have substantial business or other affiliations with an organized crime figure; (iii) has at any time filed a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (iv) as to which an involuntary petition has at any time been filed under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (v) has at any time filed an answer consenting to or acquiescing in any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (vi) has at any time consented to or acquiesced in or joined in an application for-the appointment of a custodian, receiver, trustee or examiner for itself or any of its property; (vii) has at any time made an assignment for the benefit of creditors, or has at any time admitted its insolvency or inability to pay its debts as they become due; (viii) has been found by a court of competent jurisdiction or other Governmental Authority in a comparable proceeding to have violated any federal or state securities laws or regulations promulgated thereunder; or (ix) has at any time filed or been a party to a claim, petition or cause of action (collectively, “Claim”) in any municipal, state or federal court or other administrative or regulatory agency that names MetLife and/or its affiliates or subsidiaries as defendant or the subject of such Claim.

“Permitted Interest Transfers” shall mean any transfer permitted pursuant to Provision 21(b) and (c) herein.

“Permitted Transferee” shall mean any entity (i) that is experienced in owning and operating properties similar in size and complexity to the Property, (ii) (a) with a net worth, as of a date no more than six (6) months prior to the date of the transfer of at least $1 Billion and (b) who, immediately prior to such transfer, Controls, together with its Close Affiliates real estate equity assets of at least $1 Billion, (iii) which, together with its Close Affiliates own or have under management, at the time of the transfer, not fewer than 20 first class full service resort or business hotel properties (excluding the Property) containing not fewer than 5,000 hotel rooms in the aggregate and (iv) that is not a Disqualified Transferee.

“Qualified Institutional Lender” shall mean any insurance company, bank, investment bank, savings and loan association, trust company, commercial credit corporation, pension plan, pension fund or pension fund advisory firm, mutual fund or other investment company, government entity or plan,, or real estate investment trust, in each case having at least $1 Billion in capital/statutory surplus, shareholder’s equity or net worth, as applicable, and being experienced in making commercial real estate loans or otherwise investing in commercial real estate.

22. Waiver of Insurance Premiums Deposits. Although the Mortgage will provide for insurance premium deposits, if (i) the insurance required to be maintained pursuant to the Mortgage is provided under a blanket policy approved by MetLife, or (ii) Borrower, Operating Lessee or Manager pay, reserve or set aside funds on a monthly basis in amounts sufficient to provide for the payment of all insurance premiums when due (and such funds need not be segregated or deposited into a specific fund or account), MetLife agrees not to require these deposits unless and until (a) there has occurred an Event of Default under the Loan Documents, the Guaranty or the Indemnity Agreement, (b) Borrower, or a Permitted Transferee or a Pre-Approved Transferee no longer owns the Property; (c) except for Permitted Interest Transfers (defined in Provision 21), there has been a change in the general partners, stockholders or members of Borrower or in the constituent general partners or controlling shareholders or controlling members of any of the entities comprising Borrower; or (d) at any time Borrower fails to furnish to MetLife, not later than fifteen (15) days after the dates on which any insurance premiums would become delinquent, receipts for the payment of such insurance premiums or appropriate proof of issuance of a new policy which continues in force the insurance coverage of the expiring policy. In the event any of these events described in clauses (a) through (d) occur, MetLife reserves the right to require insurance premiums deposits at any time in its absolute discretion notwithstanding the fact that the default may be cured, or that the transfer or change be approved by MetLife. To the extent that MetLife does not require insurance premiums deposits pursuant to this waiver, Provision 4(f) of this Application shall be deemed modified to provide that the Loan will be recourse to the extent that any obligations for which an insurance premiums deposit was not required was not paid by Borrower.

23. Waiver of Impositions Deposits. Although the Mortgage will provide for Impositions deposits, so long as Borrower, Operating Lessee or Manager pay, reserve or set aside funds on a monthly basis in amounts sufficient to provide for the payment of all Impositions as and when due (which funds need not be segregated or deposited into a specific fund or account), MetLife agrees not to require these deposits unless and until (a) there has occurred an Event of Default under the Loan Documents, the Guaranty or the Indemnity Agreement, (b) Borrower, or a Permitted Transferee, or a Pre-Approved Transferee no longer owns the Property; or (c) except for Permitted Interest Transfers (defined in Provision 21), there has been a change in the general partners, stockholders or members of Borrower or in the constituent general partners or controlling shareholders or controlling members of any of the entities comprising Borrower. In the event any of these events described in clauses (a) through (c) occur, MetLife reserves the right to require Impositions deposits at any time in its absolute discretion notwithstanding the fact that the default may be cured, or that the transfer or change be approved by MetLife. To the extent that MetLife does not require Impositions deposits pursuant to this waiver, Provision 4(f) of this Application shall be deemed modified to provide that the Loan will be -recourse to the extent that any obligations for which an Impositions - deposit was not required was not paid by Borrower.

24. [Reserved.]

25. Licenses and Permits. All authorizations, licenses and permits, including without limitation, operating permits, liquor licenses and all other authorizations or permits necessary or appropriate for the Improvements to be fully operated as a first-class hotel shall have been validly obtained, paid for and be in full force and effect. These authorizations, licenses and permits shall, to the extent permitted by law, be assigned to MetLife as additional security for the Loan.

26. [Reserved.]

27. Management Agreement.

a. The Management Agreement (as defined below) shall be in full force and effect and Manager (as defined below) shall have no defenses or claims against Borrower with respect thereto, and MetLife shall be furnished with evidence satisfactory to MetLife, including but not limited to an estoppel certificate from Manager, that the foregoing are true as of the Closing. The Management Agreement shall be subordinated to the lien of the Mortgage pursuant to a subordination and nondisturbance agreement (“Subordination of Management Agreement”) which is to be insured under MetLife’s title policy, and further shall be assigned to MetLife as additional security for the Loan. The subordination and non-disturbance agreement shall be substantially in the form attached hereto. The assignment agreement shall be in recordable form and subject to MetLife’s Approval.

The term “Management Agreement” shall mean the agreement dated as of August 21, 1986, between Borrower’s predecessor in interest and Westin Hotel Company (together with St. Francis Hotel Corporation, its successor by assignment, the “Manager”), as amended by that undated First Amendment to Amended and Restated Management Agreement of the Westin St. Francis Limited Partnership between Manager and Borrower’s predecessor in interest and by that Amended and Restated Second Amendment to Amended and Restated Management Agreement dated as of April 25, 2000 between Manager and Borrower’s predecessor in interest. Any new or subsequent agreements providing for the management and operation of the Westin St. Francis Hotel shall be subject to MetLife’s Approval.

b. Notwithstanding any provision to the contrary contained herein or in the other Loan Documents, the Borrower and Operating Lessee may not amend, modify, supplement, alter or waive any right under the Management Agreement without the written consent of MetLife, provided however, without any requirement for consent, Borrower and Operating Lessee may agree to any nonmaterial modification, change, supplement, alteration or amendment to the Management Agreement and waiver of any nonmaterial rights thereunder, including without limitation, any such modification, change, supplement, alteration, amendment or waiver that does not affect the cash management procedures set forth in the Management Agreement or the Loan Documents, decrease the cash flow of the Property, adversely affect the marketability of the Property, change the definitions of “default” or “event of default,” change the definitions of “operating expense” or words of similar meaning to add additional items to or delete items from such definitions, change the definitions of “owner’s distribution” or “owner’s equity” or words of similar meaning so as to reduce the payments due the Borrower thereunder, change the definition of “debt service amount” or “owner indebtedness”, change the definition of “net cash flow” or “net operating cash flow”, change the timing of remittances to the Borrower or Operating Lessee thereunder, change the priority of distributions of “net cash flow” to Borrower or Operating Lessee thereunder, increase or decrease reserve requirements, change the term of the Management Agreement or increase any Management Fees payable under such Management Agreement.

c. Borrower or Operating Lessee may enter into a new management agreement approved by MetLife with an Acceptable Manager provided such Acceptable Manager is not a Disqualified Transferee (as defined in Provision 21(d)).

d. For purposes of this Provision 27, the following terms shall have the following meanings:

“Acceptable Manager” shall mean (i) the current Manager and current brand as of the Closing Date as indicated on Schedule A hereto and, at any time prior to two years after the Closing Date, the property managers and brands listed under “Acceptable Manager” for the Property on Schedule A hereto, provided (x) each such property manager or brand continues to be controlled by substantially the same Persons Controlling (as defined in Provision 21 above) such property manager or brand as of the Closing Date (or if such Manager is a publicly traded company, such Manager continues to be publicly traded on an established securities market), and (y) such property manager has under management, at the time of its engagement as Manager, not fewer than 20 first class full service resort or business hotel properties (excluding the Property) containing not fewer than 5,000 hotel rooms in the aggregate; (ii) during such two year period, any Close Affiliate (as defined in Provision 21 above) of any of the foregoing Persons so long as such Close Affiliate continues to be Controlled by substantially the same Persons Controlling such Close Affiliate as of the closing date (or if such close affiliate is a publicly traded company, such Close Affiliate continues to be publicly traded on an established securities market)); or (iii) any other reputable and experienced professional hotel management company (A) which, or a Close Affiliate of which, shall have at least five years’ experience in the management of hotel properties substantially similar in size and complexity to the Property, (B) which, or a Close Affiliate of which, shall have under management, at the time of its engagement as Manager, not fewer than 20 first class full service resort or business hotel properties (excluding the Property) containing not fewer than 5,000 hotel rooms in the aggregate, and (C) Approved in writing by MetLife.

28. Accounts Receivable. The Accounts Receivable (as defined below) and all other property required to be presently collaterally assigned to MetLife as additional security for the Loan shall be assigned to MetLife as collateral security for the Loan subject to the rights of the Manager under the Management Agreement as such rights are affected pursuant to the terms of the Subordination of Management Agreement. The term “Accounts Receivable” shall mean any right of Borrower, arising from the operation of the Property, to payment for goods sold or leased, for services rendered, or for the rental or use of the Property, whether or not yet earned by performance, including, without limiting the generality of the foregoing, (i) all accounts arising from the operation of the Property, and (ii) all rights to payment from any consumer credit or charge card organization or entity (such as or similar to the organizations or entities which sponsor and administer the American Express Card, the Visa Card, the Carte Blanche Card and the Master Card). Accounts Receivable shall include all of the foregoing rights to payment, whether now existing or hereafter created, and all substitutions therefor, proceeds thereof (whether cash or non-cash, movable or immovable, tangible or intangible) received upon the sale, exchange, transfer, collection or other disposition thereof or substitution therefor, and all of the proceeds from all of the foregoing.]

29. Furniture, Fixtures and Equipment. MetLife shall require a first lien security interest on all furniture, fixtures and equipment located on or used in connection with the Real Property or its occupancy or operation, including but not limited to restaurant equipment. Borrower shall execute and deliver to MetLife a security agreement with a complete inventory of the furniture, fixtures and equipment located on or used in connection with the Real Property. Proof satisfactory to MetLife shall be furnished that all furniture, fixtures and equipment have been paid for in full. If any equipment is leased and MetLife consents to such leasing, MetLife shall have the right to approve the terms of any leases and to receive an assignment of the tenant’s interest in any leased equipment. MetLife shall also receive from the lessor (provided lessor is an entity unaffiliated with MetLife and its affiliates) of such equipment (i) an estoppel certificate reflecting the lease agreement and the defaults, if any, of Borrower under the lease agreement, and (ii) an agreement providing that if MetLife shall ever become the owner of the Real Property, such lessor’s lease, at MetLife’s option, may be assumed by MetLife at the same rental charges, and under the same terms and conditions as are presently contained in such lease. Any lease referred to in the preceding sentence shall be subject to MetLife’s Approval.

30. Security for Loan. For purposes of Provision 4(f) of the Application, the licenses and permits, the Management Agreement, the Accounts Receivable, and the Furniture, Fixtures and Equipment shall be deemed to be part of the Property.

31. Single Purpose Entity. Borrower and Operating Lessee shall be a single purpose entity and the Loan Documents and its organizational documents shall provide that Borrower shall not: (i) engage in business other than owning and operating the Property; (ii) acquire or own a material asset other than the Property and incidental personal property; (iii) maintain assets in a way difficult to segregate and identify or commingle its assets with the assets of any other person or entity; (iv) fail to hold itself out to the public as a legal entity separate from any other; (v) fail to conduct business solely in its name or fail to maintain records, accounts or bank accounts separate from any other person or entity; (vi) file or consent to a petition pursuant to applicable bankruptcy, insolvency, liquidation or reorganization statutes, or make an assignment for benefit of creditors without .the unanimous consent of its partners or members, as applicable; (vii) incur additional indebtedness not otherwise permitted by this Loan Application except for trade payables in the ordinary course of business of owning and operating the Property, provided that such indebtedness- is paid within 90 days of when incurred; (viii) dissolve, liquidate, consolidate, merge or sell all or substantially all of its assets; or (ix) modify, amend or revise its organizational documents.

32. Interest Rate Protection. If at any time during the term of the Loan, including during any extended Loan terms) pursuant to the exercise of any Extension Options, the net operating income of the Property, as determined by MetLife in its sole discretion, is less than 1.60 times the monthly amount of interest payments due under the Loan, Borrower shall enter into an Interest Rate Cap Agreement which shall protect against an increase in interest rates which would cause the Annual Interest Rate to exceed a rate to be determined by MetLife in its sole discretion. The Interest Rate Cap Agreement (i) shall be in form acceptable to MetLife, (ii) shall be with a counterparty acceptable to MetLife and which counterparty shall have a credit rating of “A” or better by Moody’s Investors Service, Inc., and “A” or better by Standard and Poor’s Rating Group, (iii) shall direct such acceptable counterparty to deposit any and all payments due under the Interest Rate Cap Agreement directly into an account designated by MetLife so long as any portion of the Loan remains outstanding, provided however, for purposes of this requirement, the Loan shall be deemed to be remaining outstanding if the Property is transferred to MetLife (or its nominee or designee) by judicial foreclosure or non judicial foreclosure or by deed-in-lieu thereof, (iv) shall be for a term equal to the term of the Loan, and (v) shall have an initial notional amount equal to the full principal balance of the Loan. Borrower shall collaterally assign to MetLife all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to MetLife an executed counterpart of such Interest Rate Cap Agreement which shall by its terms authorize the assignment to MetLife and require that payments be deposited directly into the account as shall be designated by MetLife. Borrower shall comply with all of its obligations under the Interest Rate Cap Agreement. All amounts paid by the counterparty under the Interest Rate Cap Agreement to Borrower or MetLife shall be deposited immediately into such account as shall be designated by MetLife. The Interest Rate Cap Agreement and the aforesaid account designated by MetLife shall be deemed to be part of the “Property” for purposes of Provision 4(f) of the Application. Borrower shall take all actions reasonably required by MetLife to enforce MetLife’s rights under the Interest Rate Cap Agreement in the event of a default by the counterparty and shall not waive, amend or otherwise modify any of its rights thereunder. In the event of a downgrade, withdrawal or qualification of the rating of the counterparty by Moody’s Investors Service, Inc., or by Standard & Poor’s Ratings Group, at MetLife’s option, Borrower shall replace the Interest Rate Cap Agreement with a replacement Interest Rate Cap Agreement with a counterparty acceptable to MetLife not later than ten (10) business days following receipt of notice from MetLife of such downgrade, withdrawal or qualification. In the event that Borrower fails to purchase, deliver and/or maintain the Interest Rate Cap Agreement or any replacement thereof as required hereby, MetLife may (in addition to exercising any of its other rights and remedies) purchase such Interest Rate Cap Agreement or any replacement thereof and the costs incurred by MetLife in purchasing and maintaining the same shall be paid by Borrower with interest thereon at the default rate from the date such cost was incurred by MetLife until such cost is paid by Borrower to MetLife. In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to MetLife at the Closing [and at or prior to any extension of the Loan contemplated by Provision 28 hereof] an opinion of counsel for the counterparty (upon which MetLife and its successors and assigns may rely) in form, scope and substance acceptable to MetLife regarding the authorization of the counterparty, the legality, validity, and binding effect of the Interest Rate Cap Agreement, and such other matters as MetLife shall reasonably require. The obligation to purchase and maintain the Interest Rate Cap Agreement and any replacement thereof shall be fully recourse to Borrower and the Liable Party.

33. Loan Extensions. Borrower shall have three (3) one-year options to extend the Maturity Date of the Loan (the “Extension Options”). The Extension Options shall be subject to the following conditions: (i) there shall be no Event of Default under the Loan Documents, the Indemnity Agreement or the Guaranty at the time of the exercise of any Extension Option, (ii) the Borrower shall comply with all of the requirements of Provision 32 hereof; and (iii) the Borrower shall pay all costs and expenses incurred by MetLife in connection with such extension including title insurance premiums, documentation costs and reasonable attorneys fees (no loan fees will be due in connection with any of the extension terms); and (iv) Borrower and the Liable Party shall execute extension documents satisfactory to MetLife relating to the Loan Documents, Indemnity Agreement and Guaranty.

The Annual Interest Rate during each of the extensions shall be the (a) the sum of (x) the one-month LIBOR Rate plus (y) the Spread (.70%).

In the event Borrower wishes to exercise an Extension Option it shall provide MetLife with notice that it shall exercise such Extension Option at least 90 days prior to the applicable Maturity Date of the Loan. MetLife shall determine such initial Annual Interest Rate as of approximately 11:00 am London time on the second Business Day prior to the applicable Maturity Date. MetLife shall notify the Borrower of the initial Annual Interest Rate and acceptable terms for the required interest rate protection instrument with respect to any extension prior to such applicable Maturity Date. With respect to any extension, the Annual Interest Rate will be reset by MetLife effective the first day of the first month following the month during which the effective date of the extension occurred and effective the first day of the first month of each successive one month period thereafter during the remaining term of the Loan (the “Extension Rate Reset Dates”) and Borrower shall comply with all of the requirements of Provision 32 hereof. The Annual Interest Rate will be reset as aforesaid to the rate equal to the sum of (x) the Spread (.70%) plus (ii) the one-month LIBOR Rate as of approximately 11:00 am London time on the second Business Day prior to each of the Extension Rate Reset Dates.

34. Reduction in Purchase Price. Borrower represents that it is purchasing the Property or is purchasing all of the equity in the entity which owns the Property for $440,000,000 (“Purchase Price”, excluding closing costs), provided that any reduction in the Purchase Price shall result in a proportionate reduction in the Loan Amount.

35. Loan Amount. The maximum proposed Loan Amount of $220 million is based upon a proposed Appraised Value (as hereinafter defined) of the Real Property of $440 million, with a loan to value ratio of a 50% of Appraised Value. The actual Loan Amount shall be determined in relation to the Appraised Value. The “Appraised Value,” shall be the appraised value of the Real Property pursuant to the Appraisal, as defined in the Closing Requirements Section 9 (v). In the event the Appraised Value is less than $440 million, MetLife has the right to reduce the loan amount such that the maximum loan amount does not exceed 72% of the Appraised Value.

36. Assignment of Application. Notwithstanding Provision 13 hereof, this Application may be assigned prior to Closing to an entity to be formed, which entity shall be wholly owned directly or indirectly by Liable Party, and which entity shall be managed by a Close Affiliate of Liable Party. Such entity shall thereafter be “Borrower” under the Application and shall assume all of the obligations of the original Borrower hereunder.

37. Permitted Debt. Borrower and Operating Lessee shall be allowed to incur the following indebtedness and obligations, which other than the Loan under the following clause (i) shall not be secured by the Property: (i) the Loan and any related obligations to MetLife, (ii) unsecured amounts payable for or in respect of the operation of the Property incurred in the ordinary course of Borrower’s business (“Trade Payables”), paid by Borrower within sixty (60) days of incurrence, provided that in no event shall the aggregate amount of such Trade Payables incurred by Borrower exceed three percent (3%) of the aggregate Loan Amount, (iii) purchase money indebtedness and capital lease obligations incurred in the ordinary course of business and operation of the Property, but in no event shall the annual scheduled debt service on such indebtedness or obligations exceed the aggregate amount of $600,000, (iv) any management fees accrued in accordance with the terms of the Management Agreement but which are not yet due and payable, (v) Impositions not yet due and payable or delinquent or which are being diligently contested in good faith in. accordance with the terms and conditions of Section 2.04 of the Mortgage, and (vi) indebtedness relating to liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlord’s, mechanic’s, materialmen’s, repairmen’s and other similar liens arising in the ordinary course of business, and liens for workers’ compensation, unemployment insurance and similar programs, in each case arising in the ordinary course of business which are either not yet due and payable or being diligently contested in good faith in accordance with Section of the Mortgage [the terms and conditions of the Mortgage applicable to good faith contest of Impositions]. In addition, Borrower shall be allowed to enter into guarantees or provide similar assurances or undertakings in favor of the Manager with respect to the obligations of the Operating Lessee under the Management Agreement provided that such obligations shall not be secured by any mortgage or other lien on the Property except as may be permitted in this Loan Application.

38. Permitted Liens. Borrower and Operating Lessee shall be allowed to create, suffer to exist or otherwise permit the following encumbrances or other liens with respect to the Property subject to the terms of the Loan Documents as to priority thereof: (i) the liens and security interests created by the Loan Documents, (ii) those property specific exceptions to title recorded in the real estate records of the County and contained in Schedule B-i of the title insurance policy or policies which have been approved by MetLife (“Permitted Exceptions”) (iii) liens, if any, for Impositions not yet due and payable or delinquent or which are being diligently contested in good faith in accordance with the terms and conditions of Section 2.04 of the Mortgage, (iv) liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlord’s, mechanic’s, materialmen’s, repairmen’s and other similar liens arising in the ordinary course of business, and liens for workers’ compensation, unemployment insurance and similar programs, in each case arising in the ordinary course of business which are either not yet due and payable or being diligently contested in good faith in accordance with Section of the Mortgage [the terms and conditions of the Mortgage applicable to good faith contest of Impositions], (v) Leases and the Management Agreement, (vi) easements, rights of way, or restrictions incurred or entered into by Borrower in the ordinary course of business, which in each case could not be reasonably expected to have a material adverse effect, do not diminish in any material respect the value of the Property or affect in any material respect the validity, enforceability or priority of the liens created by the Transaction Documents, (vii) liens securing indebtedness permitted under clause (iii) of the definition of Permitted Debt in Provision 37, so long as such lien is only in respect of the specific property relating to such obligation and, notwithstanding the introductory clause in this Paragraph 38 to the contrary, is not secured by the Property, (viii) deposits securing or in lieu of surety, appeal or custom bonds in processing to which Borrower is a party, (ix) any judgment lien provided that the judgment it secures shall have been discharged of record or the execution thereof stayed pending appeal within thirty (30) days after entry thereof or within thirty (30) days after the expiration of any stay, as applicable in either case provided there is no imminent risk of forfeiture during such thirty (30) day period, and (x) such other title and survey exceptions as MetLife has approved or may approve in writing.

39. Conditions Precedent to Subsequent Funding. Following the Closing, the balance of the Loan proceeds shall be disbursed to Borrower in not more than two additional disbursements. Borrower shall deliver to MetLife not more than fifteen (15) business days prior to each Subsequent Funding Date written notice of the amount of the disbursement. In no event shall a Subsequent Funding or a Subsequent Funding Date occur after the Subsequent Funding Expiration Date. Each Subsequent Funding shall be further subject to the following additional conditions precedent, any and all of which may be waived by MetLife in its sole discretion:

a. Performance; No Default. Borrower and Operating Lessee shall have performed and complied with all terms and conditions in the Loan Documents required to be performed or complied with by them at or prior to each Subsequent Funding Date, and on each Subsequent Funding Date there shall exist no Event of Default.

b. No Adverse Change. There shall not have occurred any change, event or condition which has or is reasonably likely to cause, an Adverse Change within the meaning of Provision 20 of the Closing Requirements.

c. Mortgage. The Loan Documents shall be in full force and effect. The Mortgage shall constitute a valid first priority lien upon the Property, free and clear of all liens and encumbrances except such liens and encumbrances as are permitted under Provision 38 and subject to any releases previously obtained.

d. Representations and Warranties. The representations and warranties made by Borrower in the Loan Documents shall have been true and correct in all material respects on the date on which made and shall also be true and correct in all material respects with respect to the Borrower, the Operating Lessee and the Property on the each Subsequent Funding Date as if made on and as of such date which representations and warranties shall be deemed remade as of each Subsequent Funding Date as if made on and as of such date.

e. No Damage. There shall not have occurred any casualty or damage to any part of the Property, nor shall any part of the Property have been taken in condemnation or other similar proceeding or transferred in lieu of condemnation, nor shall Borrower or Operating Lessee have received notice of any proposed condemnation or other similar proceeding affecting the Property, unless (i) the cost to repair or restore the Property to the Restoration Standard (defined in Provision 41(a)(ii) below), as Approved by MetLife in its sole discretion, does not exceed $15,000,000, (ii) the repair or restoration of the Property to the Restoration Standard can be completed within 365 days from the date of the occurrence, and (iii) subject to clause (i) above, the estimated cost to restore the Property does not exceed the amount of the Net Insurance Proceeds available for restoration and other amounts, if any, committed to the costs of the restoration by Liable Party or any Affiliate, evidenced by documents satisfactory to MetLife, and with respect to which MetLife has been granted a security interest as evidenced by such documents required by MetLife satisfactory in form and content to MetLife.

f. Endorsement to Title Policy. A “date down” endorsement to the Title Policy described in Provision 19 of the Closing Conditions in a form acceptable to MetLife on behalf of MetLife, dated as of the Subsequent Funding Date, which shall state, among other things, (i) that there are no new or additional exceptions to title since the date of the prior funding of the Loan, and (ii) that there are no additional survey exceptions, except as previously approved by the MetLife in accordance with the terms of the Loan Documents.

g. Payments by Borrower. Borrower shall have paid all Expenses pursuant to Provision 11.

h. Interest Rate Cap Agreement. Borrower shall have delivered to MetLife written evidence satisfactory to MetLife that the Interest Rate Cap Agreement required to be maintained by Borrower in accordance with Provision 32 hereof has been purchased.

i. Subsequent Funding Amounts. Each Subsequent Funding shall be in an amount that is not less than $100,000,000 and which together with all prior amounts disbursed to Borrower hereunder does not exceed the Loan Amount determined in accordance with Provision 35 hereof.

40. [Reserved]

41. Material Casualty or Material Condemnation.

a. Notwithstanding any provision of the Mortgage or any other Loan Document, in the event of a Material Casualty or Material Condemnation, if the Management Agreement provides that the Operating Lessee or Borrower is required to use the proceeds to restore the Property and such Operating Lessee or Borrower does not have the right to terminate the Management Agreement pursuant to the terms of the Management Agreement as a result of such casualty or condemnation or otherwise, then MetLife shall make such proceeds available to Borrower for the restoration of the Property provided that: (i) an Event of Default does not then currently exist, (ii) the repair, restoration and rebuilding of any portion of the Property that has been damaged or destroyed or which remains after a Material Condemnation, can be accomplished in full compliance with all laws, ordinances, orders, covenants, conditions and restrictions and other requirements relating to land and building design and construction, use and maintenance, that pertain to or affect the Property or any part of the Property to the same condition, character and general utility as nearly as possible to that existing prior to the casualty and at least equal in value as that existing prior to the casualty (the repair, restoration and rebuilding to the condition described in this clause (ii) is referred to herein as the “Restoration Standard”), (iii) the casualty or damage or condemnation occurs more than one year prior to the Maturity Date, as it may be extended; and (iii) restoration of the Property in accordance with the terms herein is estimated to require not more than one year to complete from the date of the occurrence of the casualty or condemnation; and (iv) the estimated cost to restore the Property in accordance with the terms herein, as Approved by MetLife in its sole discretion, does not exceed the amount of the Net Insurance Proceeds available for restoration and other amounts, if any, committed to the costs of the restoration by Liable Party or any Affiliate, evidenced by documents satisfactory to MetLife, and with respect to which MetLife has been granted a security interest as evidenced by such documents required by MetLife satisfactory in form and content to MetLife.

b. For purposes of this Provision 41, the following terms have the following meanings:

“Material Casualty” shall mean a Casualty where the loss (i) is in an aggregate amount equal to or in excess of thirty percent (30%) of the outstanding principal amount of the Loan or (ii) has caused thirty percent (30%) or more of the hotel rooms or common areas (including banquet and conference facilities) in the Property to be unavailable for its applicable use.

“Material Condemnation” shall mean a Condemnation where the loss (i) is in an aggregate amount equal to or in excess of thirty percent (30%) of the outstanding principal amount of the Loan or (ii) has caused thirty percent (30%) or more of the hotel rooms or common areas (including banquet and conference facilities) in the applicable Property to be unavailable for its applicable use.

“Net Insurance Proceeds” shall mean all insurance proceeds payable to Borrower or Operating Lessee in connection with the Property less the cost, if any, to MetLife of recovering the insurance proceeds including, without limitation, reasonable attorneys’ fees and expenses, and adjusters’ fees.

42. Modifications to Closing Requirements.

a. Borrower and Operating Lessee shall exercise best efforts to obtain tenant estoppels as contemplated by Provision 16 of the Closing Requirements, but MetLife aggress that the only tenant required to be delivered pursuant to such Provision 16 shall be an estoppel from Victoria’s Secret.

SCHEDULE A*

PRE-APPROVED MANAGERS

KSL or any Affiliate

One & Only / Kerzner

Gaylord Entertainment

Loews Hotels

Hilton Hotels Corporation

Hilton Group, PLC Fairmont Hotels & Resorts

Millennium and Copthorne Hotels, PLC

Marriott International, Inc.

Four Seasons Hotels, Inc.

Six Continents

Orient Express

Mandarin

Peninsula

Raffles

Shangri-La

Hyatt

Omni

Boca Resorts

Destination Resorts Lowe Hospitality

Montage Hotels

Intercontinental Hotel Group

SCHEDULE B*

PRE-APPROVED TRANSFEREES

Strategic Hotel Funding, Inc.

Bass PLC

CNL Hotels & Resorts, Inc.

KSL II Management Operations, LLC/KSL Recreation Corp.

Kohlberg Kravis Roberts & Co.

Hilton Hotels Corporation

FelCor Lodging Trust, Inc.

Rosewood Hotels & Resorts

Whitehall Street Real Estate Limited Partnership Funds

Host Marriott Corporation

Hilton Group, PLC

Fairmont Hotels & Resorts

Four Seasons Hotel Inc.

The Blackstone Group, LP

Millennium and Copthorne Hotels, PLC

MeriStar Hotels

LaSalle Hotel Properties

Marriott International, Inc.

Starwood Hotels and Resorts Worldwide, Inc.

Government of Singapore Investment Corporation

Maritz Wolf LLC (subject to rating agency approval)

HRH Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud

Six Continents

Morgan Stanley Real Estate Fund (MSREF)

Walton Street Real Estate Fund

The Carlyle Group Real Estate Fund

Lehman Brothers Real Estate Fund

The Equitable Life Assurance and Annuity Association

Teachers Insurance and Annuity Association

Orient Express

Accor

Benchmark Hospitality

NH Hotels

Mandarin

Peninsula

Raffles

Shangrila

Hyatt

Strategic Hotel Capital

Boca Resorts

Vail Resorts

Destination Resorts

Westbrook Real Estate Fund

Lowe Hospitality

State of Ohio Pension Fund

Highland Hospitality

FORM OF

ASSIGNMENT SUBORDINATION OF MANAGEMENT AGREEMENT

AND CONSENT OF MANAGER

[Attached]

ST. FRANCIS

Property Program: All Risk	$350,000,000 Replacement Cost, Agreed Amount Endorsement

All Risk Deductible Loss of Rents/Business Income	Not to exceed $500,000 18 Months (Amount of BI to be specified on Loan application as “included”, Closing Conditions to specify as 18mths term of coverage)

Extended Period of Indemnity (“EPI”) Boiler & Machinery Ordinance and Law	12 months $50,000,000 $50,000,000

Sub Limits (as applicable): Windstorm Flood	Full Replacement Cost plus loss of rents and EPI as above Replacement Cost or FEMA max

Liability Program: General Liability Auto Liability	$50,000,000 total coverage $1,000,000 owned/hired/non-owned

Workers Compensation:	Statutory

Terrorism: Limit Deductible	$100,000,000 Not to exceed $500,000

Earthquake: Primary Excess	$80,000,000 as follows $15,000,000 Shared with our other California properties $65,000,000 Dedicated to the St. Francis ($5,000,000 expires 6/29/07, $60,000,000 expires 9/15/06)

Deductible	5% maximum on full coverage of $80 million

Premiums	Not to exceed $2,500,000 annually on $60,000,000 excess coverage

Carrier Rating:	An AM Best Rating of A- VIII or better, exceptions subject to approval not to be unreasonably withheld (delete BBB rating requirement and delete sentence 12B concerning rating on Securities)

Mortgagee Designation:	Metropolitan Life Insurance Company, its affiliates and/or successors and assigns 10 Park Avenue Morristown, New Jersey 07962 Attention: Insurance Manager